8X8 ANNOUNCES RESULTS OF SECOND QUARTER OF FISCAL 2005

PACKET8 REVENUES INCREASE 50% QUARTER OVER QUARTER

SANTA CLARA, Calif. (October 27, 2004) - 8x8, Inc. (Nasdaq: EGHT) today announced financial results for its second quarter ended September 30, 2004.

Revenues for the second quarter of fiscal 2005 were $2.5 million, compared with $2.4 million for the same period of the prior year. The net loss for the quarter was $3.7 million, or $0.09 per share, compared with net income of $0.7 million, or $0.02 per share for the same period last year. The net income in the second quarter of fiscal 2004 was due to the sale of the Company's former Centile Europe business. Total revenues for the six month periods ended September 30, 2004 and 2003, were $4.6 million and $4 million, respectively. Net losses for the six month periods ended September 30, 2004 and 2003, were $6.3 million, or $0.15 per share, and $0.8 million, or $0.03 per share, respectively.

Total revenues for the Company's Packet8 VoIP service and related equipment sales increased to $2.1 million for the quarter ended September 30, 2004, compared with $1.4 million for the first quarter of fiscal 2005, an increase of 50%. As of September 30, 2004, the Company had approximately 26,000 activated Packet8 subscriber lines in service as compared to approximately 17,000 at June 30, 2004, a 53% increase. Packet8 revenues for the six months ended September 30, 2004, were $3.5 million as compared to $0.3 million for the six months ended September 30, 2003.

The Company's cash position increased to $28.7 million as of September 30, 2004, compared with $22.3 million at June 30, 2004, due to proceeds received from the $12 million common stock offering announced at the end of the quarter.

"We made significant progress during the quarter in expanding our online, retail and reseller channels," said Bryan R. Martin, 8x8's Chairman & CEO. Mr. Martin continued, "During the quarter we announced relationships with Fry's Electronics, Amazon.com, Datavision, Ingram Micro, Navarre, Premiere Wireless, TigerDirect and Zones." The Company began a new in-store merchandising program at all Fry's Electronics locations on October 26th. Mr. Martin concluded, "We also announced this quarter the completion of three wholesale agreements for residential broadband customers, and the addition of nine new master distributors for the Packet8 Virtual Office service."

About 8x8, Inc.

8x8, Inc. offers the Packet8 (http://www.packet8.net) VoIP (voice over internet protocol) telephone and videophone communications service, the DV 326 Broadband VideoPhone and the Packet8 Virtual Office. For additional company information, visit 8x8's web site at http://www.8x8.com.

NOTE: 8x8, the 8x8 logo, Packet8, the Packet8 logo and Packet8 Virtual Office are trademarks of 8x8, Inc. All other trademarks are the property of their respective owners.

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MEDIA RELATIONS CONTACT:
 Joan Citelli
JCitelli@8x8.com
 (408) 316-1290

Financial Tables To Follow

8x8, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

                                                 Three Months Ended    Six Months Ended
                                                   September 30,         September 30,
                                               --------------------  --------------------
                                                 2004       2003       2004       2003
                                               ---------  ---------  ---------  ---------
Product revenues............................. $     690  $     750  $   1,287  $   1,611
License and service revenues.................     1,843      1,676      3,314      2,438
                                               ---------  ---------  ---------  ---------
          Total revenues.....................     2,533      2,426      4,601      4,049
                                               ---------  ---------  ---------  ---------

Operating expenses:
  Cost of product revenues...................       876        544      1,788        907
  Cost of license and service revenues.......     1,171        108      2,050        499
  Research and development...................       684        656      1,261      1,700
  Selling, general and administrative........     3,622      1,229      6,135      2,495
                                               ---------  ---------  ---------  ---------
          Total operating expenses...........     6,353      2,537     11,234      5,601
                                               ---------  ---------  ---------  ---------
Loss from operations.........................    (3,820)      (111)    (6,633)    (1,552)
Other income, net............................        71        858        315        799
                                               ---------  ---------  ---------  ---------
Net income (loss)............................ $  (3,749) $     747  $  (6,318) $    (753)
                                               =========  =========  =========  =========

Net income (loss) per share:
   Basic..................................... $   (0.09) $    0.02  $   (0.15) $   (0.03)
   Diluted................................... $   (0.09) $    0.02  $   (0.15) $   (0.03)

Weighted average number of shares:
   Basic.....................................    43,134     30,069     40,935     30,054
   Diluted...................................    43,134     31,213     40,935     30,054

8x8, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

                                               September 30,   March 31,
                                                   2004          2004
                                               ------------  ------------
ASSETS
Current assets:
  Cash, cash equivalents and investments..... $     28,129  $     13,249
  Restricted cash............................          550           800
  Accounts receivable, net...................          411           608
  Inventory..................................        2,415            98
  Other current assets.......................        1,040           645
                                               ------------  ------------
          Total current assets...............       32,545        15,400
Property and equipment, net..................          608           158
Intangibles and other assets.................           12            13
                                               ------------  ------------
                                              $     33,165  $     15,571
                                               ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................... $      1,581  $        854
  Accrued compensation.......................          417           415
  Accrued warranty...........................          171           194
  Deferred revenue...........................          655           547
  Financing proceeds advance.................       11,980            --
  Other accrued liabilities..................          727           559
                                               ------------  ------------
          Total current liabilities..........       15,531         2,569
                                               ------------  ------------

Other liabilities............................          217           216
                                               ------------  ------------

Total stockholders' equity...................       17,417        12,786
                                               ------------  ------------
                                              $     33,165  $     15,571
                                               ============  ============